                                                                   EXHIBIT 10.43
July 17, 2002

Personal and Confidential

Mr. Selwyn Joffe
and
Mr. Anthony Souza
Motorcar Parts & Accessories, Inc.
2929 California Street
Torrance, CA 90503

Dear Messrs. Joffe and Souza:

         This letter confirms the understanding and agreement (the "Agreement") between Motorcar Parts & Accessories, Inc. (together with its subsidiaries and affiliates, the "Company") and Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey"). Houlihan Lokey's engagement as described herein will include providing certain consulting services to Company with respect to its business, which may 'include consultation in connection with any potential Transactions. For purposes of this Agreement, the term "Transaction" shall include any of the following: (i) the obtaining of financing for the Company or any of its subsidiaries, whether in the form of subordinated or senior debt, equity or equity equivalents, and whether or not such financing is arranged on a public or private basis (a "Financing Transaction"); (ii) a licensing, joint venture or other partnership transaction which provides the Company the night to receive other strategic consideration including but not limited to consideration received from long term exclusive and non exclusive licensing relationships with third parties (a "Strategic Transaction"); (iii) the purchase by the Company of all or substantially all of the stock or assets of another business for cash or other valuable consideration (an "Acquisition Transaction"); or (iv) any merger, consolidation, tender or exchange offer, leveraged buyout, leveraged recapitalization, or sale of assets or equity interests, or similar transaction involving all or a substantial part of the business, assets or equity interests of the Company and/or its subsidiaries and affiliates in one or more transactions (each, a "Sale Transaction")

         1 . Engagement; Services; Term. The Company hereby retains Houlihan Lokey as its exclusive financial advisor to provide consulting and advisory services, including the following:

         (a) Business Consultation: Houlihan Lokey will review the financial condition and future prospects of the Company, conduct such investigations of the Company's business and prospects as the parties reasonably determine are necessary or appropriate, conduct such interviews with the Company's management and directors as the parties reasonably determine are necessary or appropriate, review any other matters which the parties deem relevant to assist and advise the Company in its business and, in addition, provide advisory services in conjunction with the Company's efforts in acquiring financing in the approximate amount of $29,000,000 to "take out" the Company's cur rent credit facility with Wells Fargo Bank.

         (b) Financial Advisory Services: Houlihan Lokey will provide financial advisory services, including consultation in connection with one or more of any Strategic Transaction,


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Financing Transaction, Sale Transaction or Acquisition Transaction. Such
financial advisory services will include: (i) preparing a memorandum, a management presentation and other documents and presentations as required; (ii) soliciting, coordinating and evaluating indications of interest and proposals regarding one or more of any Strategic Transaction, Financing Transaction, Sale Transaction or Acquisition Transaction; (iii) advising and assisting the Company in deciding whether to proceed with one or more of any Strategic Transaction, Financing Transaction (which advice and assistance is substantial, e.g., the placement of such financing), Sale Transaction or Acquisition Transaction; (iv) negotiating the financial aspects, and facilitating the consummation, of one or more of any Strategic Transaction, Financing Transaction, Sale Transaction or Acquisition Transaction; and (v) providing such other financial advisory and investment banking services reasonably necessary to accomplish the foregoing, including the rendering of a fairness opinion if requested.

         The Company agrees that neither it nor its management, directors and executive officers will engage in any discussions regarding a Transaction during the term of this Agreement, except in cooperation with Houlihan Lokey. In the event the Company or its management, directors or executive officers receives any material inquiry regarding a Transaction, Houlihan Lokey will be promptly informed of such inquiry so that it can evaluate such party and its interest in a Transaction, and assist the Company in any resulting negotiations.

         This Agreement shall have an initial term of twelve (12) months, and thereafter shall be automatically extended on a month to month basis unless either party provides thirty days prior written notice of termination to the other party; provided, however ' that no expiration or termination of this Agreement shall affect (a) the Company's indemnification, reimbursement, contribution and other obligations as set forth on Schedule A attached hereto,
(b) the confidentiality provisions set forth herein and Sections 69 hereof, and
(c) Houlihan Lokey's night to receive, and the Company's obligation to pay, any and all fees and expenses due, and whether or not any Transaction shall be consummated prior to or subsequent to the effective date of termination, all as more fully set forth in this Agreement.

         2.       Fees and Expenses.

         (a) In exchange for Houlihan Lokey's consulting services pursuant to Subsection (a) to Paragraph 1 above, the Company shall pay Houlihan Lokey a non refundable consulting fee of $ 100,000 ("Consulting Fee") upon the mutual execution of this Agreement.

         (b) In the event of any Financing Transaction, Acquisition Transaction or Strategic Transaction, then the Company and Houlihan Lokey shall mutually agree upon the appropriate market fee in exchange for its services in connection therewith. The parties acknowledge that it is not contemplated that Houlihan Lokey will receive any fee in connection with Houlihan Lokey's advisory services under Section 1(a) above in connection with the Company's efforts in acquiring financing in the approximate amount of $29,000,000 to "take out" the Company's current credit facility with Wells Fargo Bank; provided, however, that if Houlihan Lokey is called upon by the Company to provide a substantial portion of the Financial Advisory Services as described 'in Section 1(b) above in connection with the Company's efforts and such "take out" financing occurs within the applicable time period provided by this Agreement, then the


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Company and Houlihan Lokey shall negotiate in good faith on an appropriate market fee in exchange for such Financial Advisory Services.

         (c) In the event Houlihan Lokey provides its financial advisory services and investment banking services in connection with any Sale Transaction, Houlihan Lokey shall be entitled to the following consideration:

                  (i) Upon the signing of a definitive purchase agreement or similar document in connection with such Sale Transaction the Company shall pay Houlihan Lokey a fee of $150,000 ("Progress Fee").

                  (ii) In addition to the foregoing Consulting Fee and Progress Fee, upon the consummation of a Sale Transaction, the Company shall pay Houlihan Lokey a cash fee ("Transaction Fee"), against which the Consulting Fee and Progress Fee actually received by Houlihan Lokey will be credited, equal to:

- For a Transaction Value up to $80 million:                           1.25%, plus
- For a Transaction Value from $80 to $100 million:                    3.0% of such incremental value, plus
- For a Transaction Value in excess of $100 million:                   5.5% of such incremental value.


         For the purpose of calculating the Transaction Fee, the Transaction Value shall be the total proceeds and other consideration paid or received, or to be paid or received, in connection with a Transaction (which consideration shall be deemed to include amounts in escrow), including, without limitation, cash, notes, securities, and other property; payments made in installments; amounts payable under any above market and out of the ordinary course consulting agreements, employment contracts, non compete agreements or similar extraordinary arrangements; and Contingent Payments (as defined below). If 50% or more but less than all of the Company's equity interests are sold, the Transaction Value shall be calculated as if 100% of the ownership of the equity interests of the Company had been sold by dividing (i) the total consideration, whether in cash, securities, notes or other forms of consideration, received or receivable by the Company and/or its creditors and equity holders by (ii) the percentage of ownership which is sold. In addition, if any of the Company's interest bearing liabilities are assumed, decreased or paid off 'in conjunction with a Transaction, or any of the Company's assets are retained, sold or otherwise transferred to another party prior to the consummation of a Transaction, the Transaction Value will be increased to reflect the fair market value of any such assets or interest bearing liabilities. Contingent Payments shall be defined as the fair market value of consideration received or receivable by the Company, its employees and/or former or current equity holders in the form of deferred performance based payments, "earn outs", or other contingent payments based upon the future performance of the Company or any of its businesses or assets.

In the case that less than 50% of the ownership of the equity interests of the Company are sold in any Sale Transaction, then the Company and Houlihan Lokey shall mutually agree upon the appropriate market Transaction Fee.


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         For the purpose of calculating the consideration received in a
Transaction, any securities (other than a promissory note) will be valued at the time of the closing of a Transaction (without regard to any restrictions on transferability) as follows: (i) if such securities are traded on a stock exchange, the securities will be valued at the average last sale or closing price for the ten trading days immediately prior to the closing of a Transaction; (ii) if such securities are traded primarily in over the counter transactions, the securities will be valued at the mean of the closing bid and asked quotations similarly averaged over a ten trading day period immediately prior to the closing of a Transaction; and (iii) if such securities have not been traded prior to the closing of a Transaction, Houlihan Lokey will prepare a valuation of the securities, and Houlihan Lokey and the Company will negotiate in good faith to agree on a fair valuation thereof for the purposes of calculating the Transaction Fee. The value of any purchase money or other promissory notes shall be deemed to be the face amount thereof. Notwithstanding anything to the contrary contained herein, in the event the Transaction Value includes any deferred payment, including, but not limited to, promissory note or Contingent Payment, the Company and Houlihan Lokey will negotiate in good faith in an attempt to agree on that portion, if any, of the Transaction Fee to be paid to Houlihan Lokey as of the closing of the Transaction in consideration thereof (it is acknowledged that the failure to so agree shall not constitute the lack of good faith in negotiation). If the parties do not reach such an agreement, then the pro rata portion of any Transaction Fee which is derived from any deferred payment, including, but not limited to, promissory note or Contingent Payment, shall be due and payable to Houlihan Lokey upon the time of Company's receipt of such deferred amounts.

         If this Agreement is terminated by the Company for any reason other than the material breach of Houlihan Lokey, and the Company consummates, or enters into an agreement in principle to engage in (and which subsequently closes), a Transaction within twelve (12) months after such termination date with any party which Houlihan Lokey identified, contacted or with whom Houlihan Lokey or the Company had discussions regarding a potential Transaction during the term of this Agreement and which party is identified on a list of "Contacted Parties" which Houlihan will prepare and deliver to Company within seven days following the termination of the Agreement, Houlihan Lokey shall be entitled to receive its Transaction Fee upon the consummation of such Transaction as if no such termination had occurred.

         Additionally, and regardless of whether any Transaction is consummated, Houlihan Lokey shall be entitled to reimbursement of their reasonable out of pocket expenses incurred from time to time during the term hereof in connection with the services to be provided under this Agreement, promptly after invoicing the Company therefor but in no event greater than $50,000; provided, however, upon the reimbursable expenses hereunder reaching $25,000, all subsequent such expenses in excess of $2,500 shall require the Company's prior written approval.

         3. Information. The Company will furnish Houlihan Lokey with such information regarding the business and financial condition of the Company as is reasonably requested, all of which will be, to the Company's best knowledge, accurate and complete in all material respects at the time furnished. The Company further represents and warrants that any projections have been prepared in good faith based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company will promptly notify Houlihan Lokey if it


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learns of any material misstatement in, or material omission from, any information previously delivered to Houlihan Lokey. Houlihan Lokey may rely, without independent verification, on the accuracy and completeness of all information furnished by the Company or any other potential party to any Transaction. The Company understands that Houlihan Lokey will not be responsible for independently verifying the accuracy of such information, and shall not be liable for any inaccuracies therein. Except as may be required by law or court process, any opinions or advice (whether written or oral) rendered by Houlihan Lokey pursuant to this Agreement are intended solely for the benefit and use of the Company, and may not be publicly disclosed in any manner or made available to third parties (other than the Company's management, directors, advisors, accountants and attorneys) without the prior written consent of Houlihan Lokey, which consent shall not be unreasonably withheld.

         Houlihan Lokey does not assume responsibility for the accuracy and completeness of the Information, including, but not limited to, any disclosure materials related to a Transaction, and Houlihan Lokey shall not be obligated to conduct any independent study or investigation as to the accuracy or completeness of the Information. The Company represents that the disclosure materials will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading. In addition, the Company represents and warrants that the Information will be true, complete and correct in all material respects. The foregoing shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Houlihan Lokey or any Indemnified Person (as defined elsewhere in this agreement) or any person controlling any of them.

         The Company will furnish to Houlihan Lokey complete copies of all relevant documents with respect to a Transaction filed with or submitted to any regulatory agency prior to the consummation of a Transaction, and all such other data, material and other information as Houlihan Lokey may reasonably request. The Company will furnish to Houlihan Lokey, concurrently with their submission to others, all material drafts of and a copy of the final disclosure materials and financing and other documents related to a Transaction, and will keep Houlihan Lokey apprised of changes in the terms of a Transaction on a timely basis as they are decided upon.

         Houlihan Lokey acknowledges that, in connection with the services to be provided pursuant to this Agreement, certain confidential, non public and/or proprietary information concerning the Company ("Confidential Information") has been or may be disclosed to Houlihan Lokey or its employees, attorneys and advisors (collectively, "Representatives"). Houlihan Lokey agrees that no Confidential Information will be disclosed, in whole or in part, to any other person (other than to any potential party to a Transaction under appropriate assurances of confidentiality contained in an executed customary nondisclosure agreement, to those Representatives who need access to any Confidential Information for purposes of performing the services to be provided hereunder which Representatives shall be bound by equivalent non disclosure covenants, or as may be required by legal process), without the Company's prior consent. The term "Confidential Information" does not include any information: (a) that was already in Houlihan Lokey's possession, or that was available to Houlihan Lokey on a non confidential basis, prior to the time of disclosure by the Company to Houlihan Lokey; (b)


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obtained by Houlihan Lokey from a third person which, insofar as is known to
Houlihan Lokey, is not subject to any prohibition against disclosure; or (c) which is or becomes generally available to the public through no fault of Houlihan Lokey or any of its Representatives. Houlihan Lokey shall be liable to the Company if any of its Representatives disclose any Confidential Information 'in breach of the foregoing provisions. Upon request, Houlihan Lokey agrees to return to the Company any Confidential Information, except for Confidential Information (i) incorporated into analyses, studies or other documents prepared by Houlihan Lokey or its Representatives, which Confidential Information shall continue to be held subject to the terms hereof, and (ii) which Houlihan Lokey is required to retain under any records retention policy or any law, regulation or securities exchange rule. If Houlihan Lokey becomes legally required to disclose any Confidential Information, prompt notice thereof shall be given to the Company, and Houlihan Lokey agrees to permit Company the opportunity to obtain an appropriate protective order preventing such disclosure; provided, however, that if any such disclosure is required notwithstanding the Company's efforts, Houlihan Lokey will provide only such information as is specifically requested and legally required. Without prejudice to any other rights or remedies the Company may have, Houlihan Lokey acknowledges and agrees that money damages would not be an adequate remedy for any breach of these provisions, and that the Company shall be entitled to an injunction, specific performance and other equitable relief for any threatened or actual breach hereof. Houlihan Lokey's obligations under this Section 3 shall remain in effect for a period of two (2) years following the termination of this Agreement.

         4. The Opinion. If requested, Houlihan Lokey shall render an opinion as to the fairness (the "Opinion'), from a financial point of view, to the public stockholders of the Company and/or to the Company of the consideration to be received in connection with a Transaction. The Opinion shall not address the Company's underlying business decision to effect any Transaction. It is contemplated that the Opinion will include, in addition to any other matters that Houlihan Lokey in its sole discretion deems appropriate, a description of the principal materials that Houlihan Lokey has reviewed and upon which Houlihan Lokey is relying, and the principal assumptions and qualifications upon which Houlihan Lokey has relied. The Opinion will be signed and delivered as contemplated below. Houlihan Lokey shall be responsible only for conclusions or opinions set forth in its written Opinion, subject to the limitations set forth herein.

         Houlihan Lokey consents to a description of and the inclusion of the text of its written Opinion in any filing required to be made by the Company with the Securities and Exchange Commission in connection with a Transaction and in materials delivered to the Company's stockholders that are a part of such filings, provided that any such description or 'inclusion shall be subject to Houlihan Lokey's prior review and approval, which approval shall not be unreasonably withheld. Any summary of, or reference to, the Opinion, any verbal presentation with respect thereto, or other references to Houlihan Lokey 'in connection with a Transaction, will in each instance be subject to Houlihan Lokey's prior review and written approval (which shall not be unreasonably withheld). Other than as set forth above, the Opinion will not be *included in, summarized or referred to in any manner *in any materials distributed to the public or the securityholders of the Company, or filed with or submitted to any governmental agency, without Houlihan Lokey's express, prior written consent (which shall not be unreasonably withheld). Neither Houlihan Lokey's verbal conclusions nor the Opinion will be used for any purpose other than in connection with a Transaction.

         In connection with the Opinion, Houlihan Lokey shall, subject to the limitations expressed herein or in the Opinion, make such reviews, analyses and inquiries as we deem necessary and appropriate under the circumstances. Among other things, Houlihan Lokey will meet with certain senior management of the Company, visit certain facilities and business offices of the Company, review certain of the Company's historical financial statements, review certain other documents pertaining to a Transaction, review forecasts and projections prepared by Company management and/or the Company's advisors, and review publicly available data about certain companies it deems comparable to the Company and certain transactions it deems relevant.

         Each signatory hereto and each recipient of the Opinion acknowledges that Houlihan Lokey may be requested to render certain future services to other participants in a Transaction and that services rendered in the past or to be rendered by Houlihan Lokey hereunder do not represent any actual or potential conflict of interest on the part of Houlihan Lokey with respect to any such future services.

         5. Indemnification; Standard of Care. The Company agrees to provide indemnification, contribution and reimbursement to Houlihan Lokey and certain other parties in accordance with, and farther agrees to be bound by the other provisions set forth in, Schedule A attached hereto.

         6. Other Services. To the extent Houlihan Lokey is requested by the Company to perform any financial advisory or investment banking services which are not within the scope of this assignment, such fees shall be mutually agreed upon by Houlihan Lokey and the Company in writing, in advance, depending on the level and type of services required, and shall be in addition to the fees and expenses described hereinabove. In the event that Houlihan Lokey is called upon to render services, other than any services expressly provided for elsewhere *in this Agreement, in connection with any lawsuit or legal action (including, but not limited to, producing documents, answering interrogatories, giving depositions, giving expert or other testimony, and whether by subpoena, court process or order, or otherwise), then the Company shall pay Houlihan Lokey's then current base hourly rates for the persons involved by the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related reasonable out of pocket costs and expenses, and the reasonable legal fees and expenses of Houlihan Lokey's legal counsel incurred in connection therewith; provided, however, that the foregoing provision shall not apply in connection with either (i) any lawsuit or other legal action initiated by either party against the other, or
(ii) any lawsuit or other legal action initiated by any third party against Houlihan Lokey for which Houlihan Lokey is not entitled to Indemnification under Schedule A, or (iii) any claim for indemnity by Houlihan Lokey under Schedule A.

         7. Attorneys' Fees. If any party to this Agreement brings an action directly or indirectly based upon this Agreement or the matters contemplated hereby against another party, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys' fees and court costs.

        8. Credit. Upon consummation of any Transaction, Houlihan Lokey may, a its own expense, place announcements in financial and other newspapers and periodicals (such as a customary "tombstone" advertisement) describing its services in connection therewith.

         9. Miscellaneous. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, however, is intended to confer or does confer on any person or entity, other than the parties hereto and their respective successors and permitted assigns and, to the extent expressly set forth in Schedule A attached hereto, and the other Indemnified Parties, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Houlihan Lokey hereunder.

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain *in full force and effect pursuant to the terms hereof

         The Company agrees that it will be solely responsible for ensuring that any Transaction complies with applicable law.

         This Agreement incorporates the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral.

         This Agreement may not be amended, and no portion hereof may be waived, except in a writing duly executed by the parties.

         THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO SUCH STATE'S RULES CONCERNING CONFLICTS OF LAWS. EACH OF HOULIHAN LOKEY AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS EQUITY HOLDERS) WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF HOULIHAN LOKEY PURSUANT TO, OR THE PERFORMANCE BY HOULIHAN LOKEY OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT.

         We look forward to working with you on this assignment. Please confirm that the foregoing terms are in accordance with your understanding by signing and returning the enclosed copy of this Agreement, together with payment in the amount of $100,000.

Very truly yours,

Houlihan Lokey Howard & Zukin Capital


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


By /S/ SCOTT J. ADELSON
   ---------------------
Scott J. Adelson
Senior Managing Director

Accepted and agreed to as of July 17, 2002:

Motorcar Parts & Accessories, Inc.

By:  /S/ SELWYN JOFFE
    ----------------------
Selwyn Joffe
Chairman

By:  /S/ ANTHONY SOUZA
   -----------------------
Anthony Souza
President and Chief Executive Officer



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


                                   SCHEDULE A


         This Schedule is attached to, and constitutes a material part of, that certain agreement dated July 17, 2002, addressed to Motorcar Parts & Accessories, Inc. by Houlihan Lokey (the "Agreement"). Unless otherwise noted, all capitalized terms used herein shall have the meaning set forth in the Agreement.

         As a material part of the consideration for the agreement of Houlihan Lokey to furnish its services under the Agreement, the Company agrees to indemnify and hold harmless Houlihan Lokey and its affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by an Indemnified Party (including acts or omissions constituting ordinary negligence) in connection with the Agreement, or any Transaction or proposed Transaction contemplated thereby. In addition, the Company agrees to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however the Company shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of any Indemnified Party.

         If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection with the actual or potential Transaction and the services rendered by Houlihan Lokey. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by Houlihan Lokey pursuant to the Agreement.

         The Company shall not effect any settlement or release from liability *in connection with any matter for which an Indemnified Party would be entitled to indemnification from the Company, unless such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to Houlihan Lokey. The Company shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the Company's prior written consent.

         The Company farther agrees that neither Houlihan Lokey nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced, to the Company or any other person or entity (including the Company's equity holders and creditors) related to or arising out of Houlihan Lokey's engagement, except for any liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted primarily from the willful misconduct, bad faith, or gross negligence of any Indemnified Party. The indemnity, reimbursement, contribution and other obligations and agreements of the Company set forth herein shall apply to any modifications of the Agreement, shall be in addition to any liability which the Company may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and each Indemnified Party. The foregoing provisions shall survive the consummation of any Transaction and any termination of the relationship established by the Agreement.



                                       11